As filed with the Securities and Exchange Commission on December 10, 2009

Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________________

PILGRIM'S PRIDE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1285071 (I.R.S. Employer Identification No.)
4845 US Hwy 271 North Pittsburg, Texas (Address of principal executive offices)	75686-0093 (Zip Code)
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Full title of the plan)

Richard A. Cogdill
Chief Financial Officer, Secretary and Treasurer
4845 US Hwy 271 North
Pittsburg, Texas 75686-0093
(903) 855-1000
(Name, address, telephone number, including area code, of agent for service)

with a copy to:
W. Crews Lott
Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
_______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)(2)	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	3,085,656 shares	$6.90	$21,291,027	$1,188.04

(1)           This Registration Statement covers 3,085,656 shares of common stock, par value $0.01 per share (the "Common Stock"), of Pilgrim's Pride Corporation (the "Company") issued pursuant to the amended and restated employment agreement between the Company and Don Jackson dated January 27, 2009.

(2)           In addition, this Registration Statement covers such indeterminate number of shares of Common Stock as may be issued resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). All such shares of Common Stock are subject to the reoffer prospectus included herein and are registered for offer and sale hereunder.

(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act on the basis of the average of the high and low prices of the Common Stock on December 3, 2009, as reported on the Pink Sheets Electronic Quotation Service.

EXPLANATORY NOTE

This Registration Statement covers 3,085,656 shares of common stock, par value $0.01 per share (the "Common Stock"), of Pilgrim's Pride Corporation (the "Company") issued pursuant to the amended and restated employment agreement between the Company and Don Jackson dated January 27, 2009. References in this Registration Statement and the prospectus which is a part hereof to "Pilgrim's Pride," "the Company," "we," "us," "our," or similar terms refer to Pilgrim's Pride Corporation.

This Registration Statement contains two parts. Part I contains a reoffer prospectus pursuant to Form S−3 (in accordance with Section C of the General Instructions to the Form S−8), which covers reoffers and resales of "restricted securities" and/or "control securities" (as such terms are defined in Section C of the General Instructions to Form S−8) of the Company. Part II of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S−8.

PART I
REOFFER PROSPECTUS
PILGRIM'S PRIDE CORPORATION
3,085,656 Shares of Common Stock
_______________________________

This prospectus relates to shares of the Common Stock, which may be offered from time to time by Don Jackson, the Company's President and Chief Executive Officer, or the selling stockholder, for his own account.  The shares of Common Stock covered by this prospectus were issued pursuant to the amended and restated employment agreement between the Company and Don Jackson dated January 27, 2009 (the "Employment Agreement").

This prospectus has been prepared for the purpose of registering the shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), to allow for future sale to the public by the selling stockholder, on a continuous or delayed basis. The selling stockholder and any participating broker or dealer may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

Our Common Stock is quoted on the Pink Sheets Electronic Quotation Service under the ticker symbol "PGPDQ.PK."  On December 9, 2009, the last reported sale price of our Common Stock was $7.17 per share.
_______________________________

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

_______________________________

Investing in our Common Stock involves risks.
You should consider carefully the risk factors beginning on page 2 of this prospectus.

_______________________________

Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________________

The date of this prospectus is December 10, 2009.

REOFFER PROSPECTUS
TABLE OF CONTENTS
                                                                        PAGE

The Company	1
Forward Looking Statements	1
Risk Factors	2
Use of Proceeds	14
The Selling Stockholder	15
Plan of Distribution	15
Legal Matters	17
Experts	17
Incorporation of Certain Information by Reference	17
Where You Can Find More Information	18
Indemnification of Directors and Officers	18

The Company

We are one the largest chicken companies in the United States ("US"), Mexico and Puerto Rico. Our fresh chicken retail line is sold throughout the US, throughout Puerto Rico, and in the northern and central regions of Mexico. Our prepared chicken products meet the needs of some of the largest customers in the food service industry across the US. Additionally, the Company exports commodity chicken products to over 90 countries. As a vertically integrated company, we control every phase of the production of our products. We operate feed mills, hatcheries, processing plants and distribution centers in 14 US states, Puerto Rico and Mexico. Pilgrim's Pride operates in two business segments—Chicken and Other Products. The Company, which was incorporated in Texas in 1968 and re-incorporated in Delaware in 1986, is the successor to a partnership founded in 1946 that operated a retail feed store.

On December 1, 2008 (the "Petition Date"), the Company and six of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court"). The cases are being jointly administered under Case No. 08-45664. The Company's subsidiaries in Mexico and certain subsidiaries in the US were not included in the filing and continue to operate outside of the Chapter 11 process.

On September 17, 2009, the Debtors filed their Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court, along with the Disclosure Statement for the Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as amended and supplemented, the "Disclosure Statement"). On November 11, 2009, the Debtors filed an Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (As Modified) with the Bankruptcy Court (as amended and supplemented, the "Proposed Plan") which altered the treatment of unsecured note holders to provide that unsecured note holders may take a cash option rather than have their notes reinstated. The Proposed Plan provides, among other things, for a reorganization of the Debtors' businesses as a going concern.

The Proposed Plan is premised on (i) a transaction with JBS USA Holdings, Inc. (the "Plan Sponsor" or "JBS USA") whereby, pursuant to the stock purchase agreement between the Company and the Plan Sponsor dated September 16, 2009 (the "SPA"), the Plan Sponsor will purchase approximately 64% of the common stock of the reorganized Company ("Reorganized PPC") in exchange for $800 million in cash (the "Proposed Acquisition"), to be used by the Debtors to, among other things, fund distributions to holders of allowed claims under the Proposed Plan, and (ii) the Debtors entering into a new credit facility having an aggregate commitment of up to $1,750 million (as described below, the "Exit Credit Facility"). If the Proposed Plan is confirmed and becomes effective, the Company will adopt and file an Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and will adopt Amended and Restated Corporate Bylaws.

The Debtors are currently operating as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In general, as debtors-in-possession, we are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

The Company's principal executive offices are located at 4845 US Hwy 271 North, Pittsburg, Texas 75686-0093 and its telephone number is (903) 434-1000.

Forward Looking Statements

This prospectus and other documents filed and incorporated by reference in this prospectus include or may contain certain forward-looking statements. Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words "anticipate," "believe," "estimate," "expect," "project," "plan," "imply," "intend," "foresee" and similar expressions, are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include those described under "Risk Factors" below and in our Annual Report on Form 10-K for the fiscal year ended September 26, 2009, filed with the Commission on November 23, 2009.

Actual results could differ materially from those projected in these forward-looking statements as a result of these factors, among others, many of which are beyond our control.

In making these statements, we are not undertaking, and specifically decline to undertake, any obligation to address or update each or any factor in future filings or communications regarding our business or results, and we are not undertaking to address how any of these factors may have caused changes in information contained in previous filings or communications. The risks described below and in our Annual Report on Form 10-K for the fiscal year ended September 26, 2009, are not the only risks we face, and additional risks and uncertainties may also impair our business operations. The occurrence of any one or more of the following or other currently unknown factors could materially adversely affect our business and operating results.

Risk Factors

You should carefully consider the risks and uncertainties described below before making an investment decision. Any of the following risks could materially adversely affect our business, operations, industry or financial position or our future financial performance. While we believe we have identified and discussed below all risk factors affecting our business that we believe are material, there may be additional risks and uncertainties that are not presently known or that are not currently believed to be significant that may adversely affect our business, operations, industry, financial position and financial performance in the future. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.

Proposed Plan of Reorganization and the Proposed Acquisition.  We may not be able to obtain confirmation of the proposed plan of reorganization.

We cannot ensure that we will receive the requisite Proposed Plan acceptances to confirm the Proposed Plan. Even if we receive the requisite Proposed Plan acceptances, we cannot ensure that the Bankruptcy Court will confirm the Proposed Plan. The adequacy of the Disclosure Statement or the balloting procedures and results may be challenged as not being in compliance with the Bankruptcy Code, and even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Proposed Plan if it found that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things:  (i) a finding by a bankruptcy court that a plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting classes, (ii) confirmation is not likely to be followed by a liquidation or a need for further financial reorganization and (iii) the value of distributions to non-accepting holders of claims and interests within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, we believe that the Proposed Plan does not unfairly discriminate and is fair and equitable, will not be followed by a need for further financial reorganization, and that non-accepting holders under the Proposed Plan will receive distributions at least as great as would be received following a liquidation under Chapter 7 of the Bankruptcy Code.

Although we believe that the Proposed Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Proposed Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In addition, although we believe that the confirmation of the Proposed Plan will occur on or before December 31, 2009, there can be no assurance as to such timing.

Confirmation of the Proposed Plan.  Our inability to obtain confirmation of the Proposed Plan within the timeframe currently contemplated may significantly disrupt our operations.

The impact a continuation of the bankruptcy proceedings may have on our operations and businesses cannot be accurately predicted or quantified. Since the Petition Date, we have suffered disruptions in operations, including losses of customers and suppliers.  The continuation of the bankruptcy proceedings, particularly if the Proposed Plan is not approved or confirmed in the time frame currently contemplated, could further adversely affect our operations and relationships with our customers, vendors, suppliers and employees. If confirmation of the Proposed Plan does not occur expeditiously, the bankruptcy proceedings could result in, among other things, increases in costs, professional fees and similar expenses. In addition, prolonged bankruptcy proceedings may make it more difficult to retain and attract management and other key personnel, and would require senior management to spend a significant amount of time and effort dealing with our financial reorganization instead of focusing on the operation of our businesses.

Liquidation or Financial Reorganization. Holders of our equity interests may face significant losses in the event of our subsequent liquidation or financial reorganization.

Our management believes that, if it is permitted to implement its business plan and if we meet our current financial projections as updated by the subsequently identified variances, the confirmation of the Proposed Plan is not likely to be followed by the liquidation, or the need for further financial reorganization. Nevertheless, there can be no assurance that such liquidation will not occur or that the need for such financial reorganization will not arise. Substantially all of our unencumbered assets will be pledged to secure our obligations under the Exit Credit Facility. Accordingly, after consummation of the Proposed Plan, if we were to be liquidated or if the need for a further financial reorganization were to arise, our unencumbered assets likely would be insufficient to provide the holders of our equity interests with any material recovery.

Closing Conditions to the SPA.  The satisfaction or waiver of the closing conditions to the SPA is a condition precedent for the confirmation of the Proposed Plan and may prevent or delay confirmation of the Proposed Plan if such conditions are not satisfied or waived as provided in the SPA.

The Plan Sponsor has entered into the SPA and has agreed to purchase 64% of the common stock of the Reorganized PPC as provided therein. However, the SPA is subject a number of conditions precedent that must be satisfied or waived by the parties thereto. These conditions include, in addition to certain customary closing conditions, the satisfaction or waiver of the conditions precedent in respect to the Exit Credit Facility and the Company's access to funding thereunder. To date, the Company has only received non-binding mandate letters from the potential lenders party to the Exit Credit Facility. If any of the closing conditions in the SPA are not satisfied or waived, we will not be able to meet a condition precedent for confirmation of the Proposed Plan. We can provide no assurance that the closing conditions in the SPA will be satisfied or, if not satisfied, waived by the parties thereto.

Plan Sponsor's Ownership Percentage.  If the Plan Sponsor's ownership percentage in the Reorganized PPC increases to 90% or more there will be no Equity Directors on the Reorganized PPC's board of directors.

Pursuant to the terms of the Restated Certificate of Incorporation, the Plan Sponsor has the right to elect six directors to the Reorganized PPC's board of directors, with the minority stockholders having the right to elect two Equity Directors (as defined in the Restated Certificate of Incorporation). If the Plan Sponsor's ownership percentage in the Reorganized PPC increases to 90% or above, the minority stockholders will no longer have the right to elect the Equity Directors.

Mandatory Exchange Transaction.  Holders of Reorganized PPC's common stock may ultimately receive shares of JBS USA common stock.

Under the Proposed Plan, in the event JBS USA completes an initial public offering of its common stock, and the offered shares are listed on a national securities exchange, then, at any time during an exchange window falling within the period commencing on the date of the closing of such offering and ending two years and 30 days from the effective date of the Proposed Plan, JBS USA will have the right to deliver written notice of the mandatory exchange of the Reorganized PPC's common stock for JBS USA common stock (the "Mandatory Exchange Transaction") to Reorganized PPC at its principal place of business. Upon delivery to Reorganized PPC of notice of the Mandatory Exchange Transaction each share of Reorganized PPC's common stock held by stockholders other than JBS USA will automatically, without any further action on behalf of Reorganized PPC, be transferred to JBS USA in exchange for a number of duly authorized, validly issued, fully paid and non-assessable shares of JBS USA common stock equal to the Exchange Offer Ratio (as defined below). The Mandatory Exchange Transaction is required to be effected in compliance with all applicable laws in accordance with the Restated Certificate of Incorporation.

The Exchange Offer Ratio is a fraction, the numerator of which is the average volume-weighted daily trading price per share on a national securities exchange for the common stock of Reorganized PPC and the denominator of which is the average volume-weighted daily trading price per share on the principal exchange for the JBS USA common stock, in each case for the Measurement Period. The "Measurement Period" is a number of consecutive trading days which is equal to twice the number of consecutive trading days between (i) the first date on which both JBS USA and Reorganized PPC shall have both made their respective annual or quarterly reports or earnings releases and (ii) the date on which JBS USA delivers to Reorganized PPC the notice of the Mandatory Exchange Transaction.

The shares of common stock of Reorganized PPC may in the future be exchanged for shares of JBS USA common stock without the consent or election of holders of Reorganized PPC's common stock.

For more information about the Plan Sponsor and its business, refer to a copy of the Plan Sponsor's Registration Statement on Amendment No. 1 to Form S-1 filed with the Commission on November 2, 2009. The Registration Statement was prepared by, and is the responsibility of JBS USA. We disclaim any responsibility for the accuracy or completeness of this document and it is not included as a part of, or incorporated by reference into, this report.

Mandatory Exchange Transaction.  The market price of the JBS USA common stock may adversely affect the market price for Reorganized PPC's common stock.

If JBS USA completes an initial public offering of its common stock prior to the expiration of the deadline for their exercise of the Mandatory Exchange Transaction, the market price of the JBS USA common stock may influence the market price of the common stock of Reorganized PPC. For example, the market price of the Reorganized PPC's common stock could become more volatile and could be depressed by (a) lack of trading activity in Reorganized PPC's common stock as a result of investors' anticipation of JBS USA's potential exercise of the Mandatory Exchange Transaction, (b) possible sales by holders of Reorganized PPC's common stock who do not wish to receive shares of JBS USA common stock, and (c) hedging or arbitrage trading activity that may develop involving Reorganized PPC's common stock and JBS USA common stock.

Mandatory Exchange Transaction.  Holders of Reorganized PPC's common stock will bear the full risk of a decline in the market price of Reorganized PPC's common stock.

The number of shares of JBS USA common stock that holders of Reorganized PPC's common stock will receive upon JBS USA's exercise of the Mandatory Exchange Transaction will be equal to the Exchange Offer Ratio (as defined above). As a result, the number of shares that holders of Reorganized PPC's common stock will receive in JBS USA is not fixed, but instead will depend on the market values of both companies during a specified period of time. The aggregate market value of the JBS USA common stock deliverable upon the consummation of the Mandatory Exchange Transaction may be less than the aggregate market value of the Reorganized PPC's common stock originally received pursuant to the Proposed Plan. Accordingly, holders of Reorganized PPC's common stock will bear the full risk of a decline in the market price of Reorganized PPC's common stock. Any such decline could be substantial.

Mandatory Exchange Transaction.  The Plan Sponsor has no obligation to maintain a listing for JBS USA common stock after the consummation of the Mandatory Exchange Transaction.

The SPA does not require the Plan Sponsor to maintain a listing for JBS USA common stock after it completes the Mandatory Exchange Transaction. There can be no assurance that there will be sufficient liquidity in the market for JBS USA common stock, or that it will be possible to sell shares of JBS USA common stock when desired, at a reasonable price or at all.

Mandatory Exchange Transaction.  Holders of Reorganized PPC's common stock will have no rights with respect to JBS USA common stock prior to the Mandatory Exchange Transaction, but may be negatively affected by certain actions taken by JBS USA.

Until the consummation of the Mandatory Exchange Transaction, holders of Reorganized PPC's common stock will have no rights with respect to the JBS USA common stock (including, without limitation, voting rights, rights to receive dividends or other distributions (if any) and rights to respond to tender offers). For example, in the event that an amendment is proposed to the articles of incorporation of JBS USA requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the consummation of the Mandatory Exchange Transaction, holders of Reorganized PPC's common stock will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of the JBS USA common stock. In addition, JBS USA may issue additional shares of JBS USA common stock, including in connection with future acquisitions. The issuance of a significant amount of JBS USA common stock would dilute the shares of JBS USA common stock acquired by holders of Reorganized PPC's common stock pursuant to the Mandatory Exchange Transaction and could depress the trading price of the JBS USA common stock.

Significant Leverage.  Our future financial and operating flexibility may be adversely affected by our significant leverage as a result of the Exit Credit Facility.

We will have substantial indebtedness, which could adversely affect our financial condition. On the closing date of the Proposed Acquisition, after giving effect to the transactions contemplated by the Proposed Plan, we will, on a consolidated basis, have approximately $1.4 billion in secured indebtedness and will have the ability to borrow approximately $0.3 billion under the Exit Credit Facility, unless such requirement is waived by the lenders party thereto. Significant amounts of cash flow will be necessary to make payments of interest and repay the principal amount of such indebtedness.

The degree to which we are leveraged could have important consequences because:

• It could affect our ability to satisfy our obligations under the Exit Credit Facility;

• A substantial portion of our cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

• Our ability to obtain additional financing and to fund working capital, capital expenditures and other general corporate requirements in the future may be impaired;

• We may be more highly leveraged than some of their competitors, which may place us at a competitive disadvantage;

• Our flexibility in planning for, or reacting to, changes in our business may be limited;

• It may limit our ability to pursue acquisitions and sell assets; and

• It may make us more vulnerable in the event of another downturn in our business or the economy in general.

Our ability to make payments on and to refinance our debt, including the Exit Credit Facility, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to various business factors (including, among others, the commodity prices of feed ingredients and chicken) and general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.

There can be no assurance that we will be able to generate sufficient cash flow from operations or that future borrowings will be available under credit facilities in an amount sufficient to enable us to pay our debt obligations, including obligations under the Exit Credit Facility, or to fund our other liquidity needs. We may need to refinance all or a portion of their debt on or before maturity. There can be no assurance that we will be able to refinance any of their debt on commercially reasonable terms or at all.

Restrictive Covenants.  Restrictive covenants in the Exit Credit Facility may adversely affect our business activities and operations.

The Exit Credit Facility will contain various covenants that may adversely affect our ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with JBS USA and our other affiliates, merge, consolidate and/or sell or dispose of all or substantially all of our assets. In addition, the Exit Credit Facility will require us and certain of our subsidiaries to maintain certain financial ratios and meet certain tests, including leverage and interest coverage ratios. Covenants in the Exit Credit Facility will also require us to use a portion of our cash flow and the proceeds we receive from certain asset sales and specified debt or equity issuances and upon the occurrence of other events to repay outstanding borrowings under the Exit Credit Facility. These covenants may have important consequences on our operations, including, without limitation, restricting their ability to obtain additional financing and potentially limiting their ability to adjust to rapidly changing market conditions.

We cannot assure you that we and certain of our subsidiaries will be able to comply with the provisions of their respective debt instruments, including, without limitation, the financial covenants in the Exit Credit Facility. Any failure to comply with the restrictions of the Exit Credit Facility or any other such subsequent financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. We cannot provide assurance that we and certain of our subsidiaries' assets or cash flow would be sufficient to fully repay borrowings under the outstanding debt instruments, either upon maturity or if accelerated upon an event of default, or that they would be able to refinance or restructure the payments on such debt. If we are unable to repay amounts outstanding under the Exit Credit Facility when due, the lenders thereunder could, subject to the terms of the relevant agreements, seek to sell or otherwise transfer the assets that are pledged to secure the indebtedness outstanding under those facilities and notes. The Exit Credit Facility will be secured by substantially all of our assets.

National Securities Exchange Listing.  We may not be able to list the common stock of Reorganized PPC on a national securities exchange or an active market for shares of common stock of Reorganized PPC may not develop.

Prior to the Petition Date, our common stock was listed on the New York Stock Exchange (the "NYSE"). On the Petition Date, our common stock was delisted from the NYSE and has traded on an electronic quotations system, such as the system known as the "Pink Sheets" during the bankruptcy proceedings. On November 11, 2009, we applied to have our common stock listed on the NYSE under the ticker symbol "PPC." However, there is no assurance that Reorganized PPC, or its common stock, will comply with the listing requirements of the NYSE or another national securities exchange. In addition, even if we are able to list common stock of Reorganized PPC on a national securities exchange, there can be no assurance that a regular trading market for common stock of Reorganized PPC will develop, or if a trading market does develop, that it will be sustainable. Pursuant to the SPA, the Plan Sponsor and Reorganized PPC are required to use their commercially reasonable efforts to cause the common stock of Reorganized PPC to comply with the continued listing standards of such national securities exchange so that the common stock of Reorganized PPC will continue to be listed and traded thereon. However, the Plan Sponsor has no obligation to ensure that the share price or the market value of the shares of common stock of Reorganized PPC is sufficient to maintain the listing of such shares. In addition, under certain circumstances and with the consent of the required lenders under the Exit Credit Facility, Reorganized PPC may be able to repurchase its common stock, which may reduce the liquidity of the common stock of Reorganized PPC. There can be no assurance that there will be sufficient liquidity in the market for common stock of Reorganized PPC, or that it will be possible to sell shares of common stock of Reorganized PPC when desired, or at all.

Purchase Price for Common Stock of Reorganized PPC.  The purchase price paid by the Plan Sponsor for the common stock of Reorganized PPC is not intended to represent the trading or market value of common stock of Reorganized PPC and there is no assurance that a holder will be able to sell the common stock of Reorganized PPC at such a price or at all.

The determination of the purchase price of the common stock of Reorganized PPC was based on the Plan Sponsor's and our assessments of the Reorganized PPC's financial projections, business prospects, business opportunities, risks and other factors, as applicable, and was not intended to represent the trading values of common stock of Reorganized PPC in public or private markets. Several factors may cause the price of common stock of Reorganized PPC to vary. Additionally, the stock market has experienced extreme volatility in recent months and this volatility has often been unrelated to the operating performance of particular companies. All of these factors, among others, may cause the price of the common stock of Reorganized PPC to fluctuate after trading commences and it may not be possible to sell the common stock of Reorganized PPC at such a price, or at all.

Common Stock of Reorganized PPC—Voting.  The Plan Sponsor will hold a majority of the common stock of Reorganized PPC and will have the ability to control the vote on most matters brought before the holders of common stock of Reorganized PPC.

Following consummation of the Proposed Plan, the Plan Sponsor will hold a majority of the shares and voting power of the common stock of Reorganized PPC and will be entitled to appoint a majority of the members of the board of directors of the Reorganized PPC. As a result, the Plan Sponsor will, subject to restrictions on its voting power and actions in the stockholders agreement that the Company will enter into with JBS USA and the Restated Certificate of Incorporation, have the ability to control the management, policies and financing decisions of the Reorganized PPC, elect a majority of the members of Reorganized PPC's board of directors at the annual meeting and control the vote on most matters coming before the holders of common stock of Reorganized PPC.

Bankruptcy Proceedings.  The bankruptcy proceedings may have negatively affected our businesses, including our relationships with customers, suppliers and vendors, which could adversely impact our future financial and operating results.

Due to the disruptions in our businesses as a result of the initiation of bankruptcy proceedings, certain of our relationships with customers, suppliers and vendors may have been adversely affected and/or terminated. Customers, suppliers or vendors may have entered into alternate relationships with other counterparties or modified their relationship with us due to performance issues or concerns. In some instances, customers, suppliers and vendors are holders of claims in connection with the bankruptcy proceedings. The effect of the bankruptcy process and the resolution of such claims against us (including the confirmation of the Proposed Plan) may have adversely affected or may in the future adversely affect the relationships between such parties and us. In addition, the risks and uncertainties associated with the bankruptcy proceedings may be used by competitors with respect to our existing customers or may discourage future customers from purchasing products under long-term arrangements. Changes in relationships with customers, suppliers and vendors could have a material adverse effect on our financial and operating results.

The Company estimates that, following completion of the claims reconciliation process, the aggregate amount of allowed general unsecured claims against the Company and the other Debtors will be approximately $180 million, after deducting duplicate claims, claims not supported by the Company's books and records, claims that have already been reduced by agreement of the parties or order of the Bankruptcy Court and claims that are subject to other objections. These general unsecured claims consist of unsecured claims, including trade claims, claims based on rejection of leases or executory contracts, prepetition personal injury and prepetition litigation, and other general unsecured claims. The general unsecured claims do not include claims relating to the Company's senior notes, senior subordinated notes and subordinated notes issued under its indentures.

The Proposed Acquisition Synergies. The expected synergies between JBS USA and the Company may not materialize.

While JBS USA has significant acquisition experience and historically has been able to realize substantial benefits through synergies, JBS USA may not be able to fully achieve all of the anticipated synergistic gains of the Proposed Acquisition within the time frames expected. The combined company's ability to realize the anticipated benefits of the acquisition will depend, to a large extent, on the ability of JBS USA to integrate the businesses of Reorganized PPC with JBS USA. The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of JBS USA and Reorganized PPC. The integration process and realizing the benefits of the synergies will be additionally challenging so long as Reorganized PPC remains an independent, publicly-traded entity. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, would preclude realization of the full benefits expected by JBS USA. The failure of the combined company to meet the challenges involved in integrating successfully the operations of JBS USA and Reorganized PPC or otherwise to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, expenses, liabilities, competitive responses, loss of customer and supplier relationships, and diversion of management's attention, and may cause the price of common stock of Reorganized PPC to decline. The difficulties of combining the operations of the companies include, among others:

• Consolidating corporate and administrative infrastructures and eliminating duplicative operations;

• Maintaining employee morale and retaining key employees;

• The diversion of management's attention from ongoing business concerns;

• Coordinating geographically separate organizations;

• Unanticipated issues in integrating information technology, communications and other systems; and

• Managing tax costs or inefficiencies associated with integrating the operations of the combined company.

In addition, even if the operations of JBS USA and Reorganized PPC are integrated successfully, the combined company may not realize the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that JBS USA expects. These benefits may not be achieved within the anticipated time frame, or at all.  As a result, while JBS USA expects and believes that the transaction will result in substantial benefits from the synergies outlined above, it cannot make any affirmative guarantees that these results will be fully realized within the anticipated time frame given the risks involved.

The views regarding any synergies that may be created through the Proposed Acquisition are the views of JBS USA and have not been independently verified by either us or our advisors.

Cyclicality and Commodity Prices. Industry cyclicality can affect our earnings, especially due to fluctuations in commodity prices of feed ingredients and chicken.

Profitability in the chicken industry is materially affected by the commodity prices of feed ingredients and chicken, which are determined by supply and demand factors. As a result, the chicken industry is subject to cyclical earnings fluctuations.

The production of feed ingredients is positively or negatively affected primarily by the global level of supply inventories and demand for feed ingredients, the agricultural policies of the United States and foreign governments and weather patterns throughout the world. In particular, weather patterns often change agricultural conditions in an unpredictable manner. A significant change in weather patterns could affect supplies of feed ingredients, as well as both the industry's and our ability to obtain feed ingredients, grow chickens or deliver products.

The cost of corn and soybean meal, our primary feed ingredients, increased significantly from August 2006 to July 2008, before moderating in 2009, and there can be no assurance that the price of corn or soybean meal will not significantly rise again as a result of, among other things, increasing demand for these products around the world and alternative uses of these products, such as ethanol and biodiesel production.

High feed ingredient prices have had, and may continue to have, a material adverse effect on our operating results, which has resulted in, and may continue to result in, additional non-cash expenses due to impairment of the carrying amounts of certain of our assets. We periodically seek, to the extent available, to enter into advance purchase commitments or financial derivative contracts for the purchase of feed ingredients in an effort to manage our feed ingredient costs. The use of such instruments may not be successful.

Livestock and Poultry Disease.  Outbreaks of livestock diseases in general and poultry diseases in particular, including avian influenza, can significantly affect our ability to conduct our operations and demand for our products.

We take precautions designed to ensure that our flocks are healthy and that our processing plants and other facilities operate in a sanitary and environmentally-sound manner. However, events beyond our control, such as the outbreaks of disease, either in our own flocks or elsewhere, could significantly affect demand for our products or our ability to conduct our operations. Furthermore, an outbreak of disease could result in governmental restrictions on the import and export of our fresh chicken or other products to or from our suppliers, facilities or customers, or require us to destroy one or more of our flocks. This could also result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on our ability to market our products successfully and on our business, reputation and prospects.

During the first half of 2006, there was substantial publicity regarding a highly pathogenic strain of avian influenza, known as H5N1, which has been affecting Asia since 2002 and which has also been found in Europe and Africa. It is widely believed that H5N1 is being spread by migratory birds, such as ducks and geese. There have also been some cases where H5N1 is believed to have passed from birds to humans as humans came into contact with live birds that were infected with the disease.

Although highly pathogenic H5N1 has not been identified in North America, there have been outbreaks of low pathogenic strains of avian influenza in North America, and in Mexico outbreaks of both high and low-pathogenic strains of avian influenza are a fairly common occurrence. Historically, the outbreaks of low pathogenic avian influenza have not generated the same level of concern, or received the same level of publicity or been accompanied by the same reduction in demand for poultry products in certain countries as that associated with the highly pathogenic H5N1 strain. Accordingly, even if the highly pathogenic H5N1 strain does not spread to North or Central America, there can be no assurance that it will not materially adversely affect demand for North or Central American produced poultry internationally and/or domestically, and, if it were to spread to North or Central America, there can be no assurance that it would not significantly affect our ability to conduct our operations and/or demand for our products, in each case in a manner having a material adverse effect on our business, reputation and/or prospects.

Contamination of Products.  If our poultry products become contaminated, we may be subject to product liability claims and product recalls.

Poultry products may be subject to contamination by disease-producing organisms, or pathogens, such as Listeria monocytogenes, Salmonella and generic E.coli. These pathogens are generally found in the environment, and, as a result, there is a risk that they, as a result of food processing, could be present in our processed poultry products. These pathogens can also be introduced as a result of improper handling at the further processing, foodservice or consumer level. These risks may be controlled, although not eliminated, by adherence to good manufacturing practices and finished product testing. We have little, if any, control over proper handling once the product has been shipped. Illness and death may result if the pathogens are not eliminated at the further processing, foodservice or consumer level. Even an inadvertent shipment of contaminated products is a violation of law and may lead to increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies and may have a material adverse effect on our business, reputation and prospects.

In October 2002, one product sample produced in our Franconia, Pennsylvania, facility that had not been shipped to customers tested positive for Listeria. We later received information from the USDA suggesting environmental samples taken at the facility had tested positive for both the strain of Listeria identified in the product and a strain having characteristics similar to those of the strain identified in a Northeastern Listeria outbreak. As a result, we voluntarily recalled all cooked deli products produced at the plant from May 1, 2002, through October 11, 2002. We carried insurance designed to cover the direct recall related expenses and certain aspects of the related business interruption caused by the recall.

Product Liability.  Product liability claims or product recalls can adversely affect our business reputation and expose us to increased scrutiny by federal and state regulators.

The packaging, marketing and distribution of food products entail an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death. We could be required to recall certain of our products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

If our poultry products become contaminated, we may be subject to product liability claims and product recalls. There can be no assurance that any litigation or reputational injury associated with product recalls will not have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

Insurance.  We are exposed to risks relating to product liability, product recall, property damage and injuries to persons for which insurance coverage is expensive, limited and potentially inadequate.

Our business operations entail a number of risks, including risks relating to product liability claims, product recalls, property damage and injuries to persons. We currently maintain insurance with respect to certain of these risks, including product liability insurance, property insurance, workers compensation insurance, business interruption insurance and general liability insurance, but in many cases such insurance is expensive, difficult to obtain and no assurance can be given that such insurance can be maintained in the future on acceptable terms, or in sufficient amounts to protect us against losses due to any such events, or at all. Moreover, even though our insurance coverage may be designed to protect us from losses attributable to certain events, it may not adequately protect us from liability and expenses we incur in connection with such events. For example, the losses attributable to our October 2002 recall of cooked deli products produced at one of our facilities significantly exceeded available insurance coverage. Additionally, in the past, two of our insurers encountered financial difficulties and were unable to fulfill their obligations under the insurance policies as anticipated and, separately, two of our other insurers contested coverage with respect to claims covered under policies purchased, forcing us to litigate the issue of coverage before we were able to collect under these policies.

Significant Competition.  Competition in the chicken industry with other vertically integrated poultry companies may make us unable to compete successfully in these industries, which could adversely affect our business.

The chicken industry is highly competitive. In both the United States and Mexico, we primarily compete with other vertically integrated chicken companies.

In general, the competitive factors in the US chicken industry include:

• Price;

• Product quality;

• Product development;

• Brand identification;

• Breadth of product line; and

• Customer service.

Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the US retail market, we believe that competition is based on product quality, brand awareness, customer service and price. Further, there is some competition with non-vertically integrated further processors in the prepared chicken business. In addition, the bankruptcy proceedings and the associated risks and uncertainties may be used by competitors in an attempt to divert existing customers or may discourage future customers from purchasing products under long-term arrangements.

In Mexico, where product differentiation has traditionally been limited, we believe product quality and price have been the most critical competitive factors. The North American Free Trade Agreement eliminated tariffs for chicken and chicken products sold to Mexico on January 1, 2003. However, in July 2003, the US and Mexico entered into a safeguard agreement with regard to imports into Mexico of chicken leg quarters from the US. Under this agreement, a tariff rate for chicken leg quarters of 98.8% of the sales price was established. On January 1, 2008, the tariff was eliminated. As a result of the elimination of this tariff, greater amounts of chicken have been imported into Mexico from the US. Industry exports of ready-to-cook chicken into Mexico have increased to 818 million pounds, or 12.0% of all US ready-to-cook chicken exports, in 2009 from 503 million pounds, or 9.4% of all US ready-to-cook chicken exports, in 2005. These trends, should they continue to increase, could negatively affect the profitability of Mexican chicken producers located in the northern states of Mexico. We believe the impact on producers, such as us, located in the central states of Mexico should be much less pronounced.

Loss of Key Customers.  The loss of one or more of our largest customers could adversely affect our business.

Our two largest customers accounted for approximately 18% of our net sales in 2009, and our largest customer, Wal-Mart Stores Inc., accounted for 12% of our net sales. Our filing for protection under Chapter 11 of the Bankruptcy Code and the associated risks and uncertainties may affect our customers' perception of our business and increase our risk of losing key customers. Our business could suffer significant setbacks in revenues and operating income if we lost one or more of our largest customers, or if our customers' plans and/or markets should change significantly.

Assumption of Unknown Liabilities in Acquisitions.  Assumption of unknown liabilities in acquisitions may harm our financial condition and operating results.

We do not currently intend to make any acquisition in the near future. However, if we do, acquisitions may be structured in such a manner that would result in the assumption of unknown liabilities not disclosed by the seller or uncovered during pre-acquisition due diligence. For example, our acquisition of Gold Kist Inc. ("Gold Kist") was structured as a stock purchase. In that acquisition we assumed all of the liabilities of Gold Kist, including liabilities that may be unknown. These obligations and liabilities could harm our financial condition and operating results.

Foreign Operations Risks.  Our foreign operations pose special risks to our business and operations.

We have significant operations and assets located in Mexico and may participate in or acquire operations and assets in other foreign countries in the future. Foreign operations are subject to a number of special risks, including among others:

• Currency exchange rate fluctuations;

• Trade barriers;

• Exchange controls;

• Expropriation; and

• Changes in laws and policies, including tax laws and laws governing foreign-owned operations.

Currency exchange rate fluctuations have adversely affected us in the past. Exchange rate fluctuations or one or more other risks may have a material adverse effect on our business or operations in the future.

Our operations in Mexico are conducted through subsidiaries organized under the laws of Mexico. We may rely in part on intercompany loans and distributions from our subsidiaries to meet our obligations. Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of our subsidiaries over our claims. Additionally, the ability of our Mexican subsidiaries to make payments and distributions to us will be subject to, among other things, Mexican law. In the past, these laws have not had a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions. However, laws such as these may have a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions in the future.

Disruptions in International Markets and Distribution Channels.  Disruptions in international markets and distribution channels could adversely affect our business.

Historically, we have targeted international markets to generate additional demand for our products. In particular, given US customers' general preference for white meat, we have targeted international markets for the sale of dark chicken meat, specifically leg quarters, which are a natural by-product of our US operations' concentration on prepared chicken products.  As part of this initiative, we have created a significant international distribution network into several markets in Mexico, Eastern Europe (including Russia), and the Far East (including China). Our success in these markets may be, and our success in recent periods has been, adversely affected by disruptions in chicken export markets.  For example, the United States poultry industry is currently engaged in an anti-dumping proceeding in Ukraine and an anti-dumping and countervailing duty proceeding in China that could materially adversely affect our sales in these countries.  A significant risk is disruption due to import restrictions and tariffs, other trade protection measures, and import or export licensing requirements. In addition, disruptions may be caused by outbreaks of disease such as avian influenza, either in our flocks or elsewhere in the world, and resulting changes in consumer preferences.  For example, the occurrence of avian influenza in Eastern Europe in October 2005 affected demand for poultry in Europe. One or more of these or other disruptions in the international markets and distribution channels could adversely affect our business.

Government Regulation.  Regulation, present and future, is a constant factor affecting our business.

Our operations will continue to be subject to federal, state and local governmental regulation, including in the health, safety and environmental areas. We anticipate increased regulation by various agencies concerning food safety, the use of medication in feed formulations and the disposal of chicken by-products and wastewater discharges.

Also, changes in laws or regulations or the application thereof may lead to government enforcement actions and the resulting litigation by private litigants. We are aware of an industry-wide investigation by the Wage and Hour Division of the US Department of Labor to ascertain compliance with various wage and hour issues, including the compensation of employees for the time spent on such activities such as donning and doffing work equipment. The Company has been named a defendant in a number of related suits brought by employees. Due, in part, to the government investigation and the recent US Supreme Court decision in IBP, Inc. v. Alvarez, it is possible that we may be subject to additional employee claims.

Unknown matters, new laws and regulations, or stricter interpretations of existing laws or regulations may materially affect our business or operations in the future.

Immigration Legislation. New immigration legislation or increased enforcement efforts in connection with existing immigration legislation could cause the costs of doing business to increase, cause us to change the way we conduct our business or otherwise disrupt our operations.

Immigration reform continues to attract significant attention in the public arena and the US Congress. If new federal immigration legislation is enacted or if states in which we do business enact immigration laws, such laws may contain provisions that could make it more difficult or costly for us to hire US citizens and/or legal immigrant workers. In such case, we may incur additional costs to run their business or may have to change the way they conduct their operations, either of which could have a material adverse effect on our business, operating results and financial condition. Also, despite our past and continuing efforts to hire only US citizens and/or persons legally authorized to work in the US, we may be unable to ensure that all of their employees are US citizens and/or persons legally authorized to work in the US. US Immigration and Customs Enforcement has been investigating identity theft within our workforce. With our cooperation, during 2008 US Immigration and Customs Enforcement arrested approximately 350 of our employees believed to have engaged in identity theft at five of their facilities. No assurances can be given that further enforcement efforts by governmental authorities will not disrupt a portion of our workforce or operations at one or more facilities, thereby negatively impacting our business. Also, no assurance can be given that further enforcement efforts by governmental authorities will not result in the assessment of fines that could adversely affect the Company's financial position, operating results or cash flows.

Key Employee Retention.  Loss of essential employees could have a significant negative impact on our business.

Our success is largely dependent on the skills, experience, and efforts of our management and other employees. Our deteriorating financial performance, along with our Chapter 11 proceedings, creates uncertainty that could lead to an increase in unwanted attrition. The loss of the services of one or more members of our senior management or of numerous employees with essential skills could have a negative effect on our business, financial condition and results of operations.

In addition, the acquisition of a majority of our common stock by JBS USA pursuant to the terms of the SPA will constitute a change in control of us under the terms of change-in-control agreements between us and our executive officers and certain of our key employees. The change in control of us may create difficulties for us in retaining the services of these officers and employees, which may negatively impact our business and the integration of our operations with those of JBS USA. If we are not able to retain or attract talented, committed individuals to fill vacant positions when needs arise, it may adversely affect our ability to achieve our business objectives.

Labor Relations.  Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs due to our compliance with labor laws could adversely affect our business.

As of September 26, 2009, we had approximately 36,600 employees in the US and approximately 4,640 employees in Mexico. Approximately 10,370 of our employees at various facilities in the US are members of collective bargaining units. In Mexico, approximately 2,600 of our employees are covered by collective bargaining agreements. Upon the expiration of existing collective bargaining agreements or other collective labor agreements, we may not reach new agreements without union action, and any such new agreements may not be on terms satisfactory to us, which could result in higher wages or benefits paid to union workers. In addition, any new agreements may be for shorter durations than those of our historical agreements. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. If we are unable to negotiate acceptable collective bargaining agreements, we may become subject to union-initiated work stoppages, including strikes.

Since March 2009, we have been involved in negotiations with the unions representing our US employees to modify certain terms of the collective bargaining agreements that we believe are necessary for our successful reorganization. We have successfully negotiated settlements with a majority of these unions, and these settlements were approved by the Bankruptcy Court on October 13, 2009. We have not yet reached a settlement with the International Brotherhood of Teamsters ("IBT") and negotiations are ongoing. Currently, approximately 265 employees are covered under three expired IBT collective bargaining agreements.

Extreme Weather and Natural Disasters.  Extreme weather or natural disasters could negatively impact our business.

Extreme weather or natural disasters, including droughts, floods, excessive cold or heat, hurricanes or other storms, could impair the health or growth of our flocks, production or availability of feed ingredients, or interfere with our operations due to power outages, fuel shortages, damage to our production and processing facilities or disruption of transportation channels, among other things. Any of these factors could have an adverse effect on our financial results.

Environmental Requirements.  We may face significant costs for compliance with existing or changing environmental requirements and for potential environmental obligations relating to current or discontinued operations.

A number of our facilities have been operating below capacity due to economic conditions, and upgrades at some facilities have been delayed or deferred because of the bankruptcy. Before production can be restored to pre-bankruptcy levels, capital expenditures may be necessary at some facilities for installation of new pollution control equipment in order to achieve compliance with existing or changing environmental requirements, including more stringent limitations imposed or expected in recently-renewed or soon-to be renewed environmental permits.

In the past, we have acquired businesses with operations such as pesticide and fertilizer production that involved greater use of hazardous materials and generation of more hazardous wastes than our current operations. While many of those operations have been sold or closed, some environmental laws impose strict and, in certain circumstances, joint and several liability for costs of investigation and remediation of contaminated sites on current and former owners and operators of the sites, and on persons who arranged for disposal of wastes at such sites. In addition, current owners or operators of such contaminated sites may seek to recover cleanup costs from us based on past operations or contractual indemnifications.

New environmental requirements, stricter interpretations of existing environmental requirements, or obligations related to the investigation or clean-up of contaminated sites, may materially affect the our business or operations in the future.

Control of Voting Stock.  Control over the Company is maintained by affiliates and members of the family of Lonnie "Bo" Pilgrim.

Through two limited partnerships and related trusts and voting agreements, Lonnie "Bo" Pilgrim, Patricia R. Pilgrim, his wife, and Lonnie Ken Pilgrim, his son, control 62.25% of the voting power of our outstanding common stock. Accordingly, other than any approvals by stockholders in connection with the Proposed Plan, they currently control the outcome of all actions requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets. This ensures their ability to control the future direction and management of the Company until the consummation of the Proposed Acquisition.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholder.

The Selling Stockholder

The shares of our Common Stock to which this prospectus relates are being registered for offer and resale by Don Jackson, the Company's President and Chief Executive Officer, or the selling stockholder, who acquired shares of Common Stock pursuant to the Employment Agreement. The following table sets forth certain information regarding the shares of our Common Stock beneficially owned by the selling stockholder as of December 4, 2009 and is based on 77,141,389 shares of our Common Stock outstanding on December 4, 2009.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Offered	Shares of Common Stock Owned After the Offering
			Number	%
Don Jackson President and Chief Executive Officer	3,085,656*	3,085,656	0	0

* The shares granted under the employment agreement will vest upon confirmation of a plan of reorganization of the Company and achievement of certain performance targets.  For purposes of the employment agreement, a plan of reorganization is generally defined as a plan or reorganization that does not provide for a sale of a majority of the Company's and its subsidiaries' assets.

Plan of Distribution

The "selling stockholders" as used herein includes the selling stockholder, his pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling stockholder as a gift or other transfer after the date of this prospectus. The selling stockholders may sell the shares of Common Stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our Common Stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares of Common Stock by one or more of the following methods, without limitation:

•
block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange or quotation system on which the shares of Common Stock are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the shares of Common Stock, whether or not the options are listed on an options exchange;

•	through the distribution of the shares of Common Stock by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the shares of Common Stock by gift.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of Common Stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares of Common Stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares of Common Stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares of Common Stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the shares of Common Stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor the selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The Commission staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of Common Stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares of Common Stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those shares of Common Stock. A selling stockholder may also loan or pledge the shares of Common Stock offered hereby to a broker-dealer and the broker-dealer may sell the shares of Common Stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares of Common Stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the particular shares of Common Stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares.

Legal Matters

The validity of the shares of Common Stock offered hereby will be passed upon for us by Baker & McKenzie LLP.
Experts

The consolidated financial statements of Pilgrim’s Pride Corporation appearing in Pilgrim’s Pride’s Annual Report on Form 10-K for the fiscal year ended September 26, 2009 (including the schedule appearing therein), and the effectiveness of Pilgrim’s Pride’s internal control over financial reporting as of September 26, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note A to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements and Pilgrim’s Pride’s management’s assessment of the effectiveness of internal control over financial reporting as of September 26, 2009, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation of Certain Information by Reference

The following documents, which we previously filed with the Commission pursuant to Sections 13 or 15 of the Exchange Act, are incorporated by reference into this prospectus:

(a)	our Annual Report on Form 10-K for the fiscal year ended September 26, 2009, filed with the Commission on November 23, 2009;

(b)	our Current Report on Form 8-K filed with Commission on December 3, 2009; and

(c)
the description of our Common Stock contained in the Company's Registration Statement on Form 8-A/A-3 filed with the Commission on November 21, 2003, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference in this prospectus all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in the information we send to you). You may obtain a copy of any or all of the documents that have been incorporated by reference herein by writing to us at Pilgrim's Pride Corporation,  4845 US Hwy 271 North, Pittsburg, Texas 75686-0093, or telephoning (903) 434-1000.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements and other information we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation and location of the Public Reference Room. Our filings are also available to the public at the website maintained by the Commission at http://www.sec.gov and at our website at http://www.pilgrimspride.com.

Indemnification of Directors and Officers

The Amended and Restated Bylaws of the Company provide that the Company shall indemnify and hold harmless any present or former officer or director or any officer or director who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, from and against fines, judgments, penalties, amounts paid in settlement and reasonable expenses actually incurred by such person in connection with any suit to which they were or are made, or are threatened to be made, a party, or to which they are a witness without being named a party, if it is determined that he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 145 of the General Corporation Law of the State of Delaware ("Delaware Code"), the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any suit (other than a suit by or in the right of the Company) to which they are, or are threatened to be made, a party by reason of their serving in such positions, or is or was serving at the Company's request in such positions for another corporation, partnership, joint venture, trust or other enterprise, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the Delaware Code further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its present and former directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

According to the Amended and Restated Bylaws of the Company and Section 145 of the Delaware Code, the Company has the power to purchase and maintain insurance for its present and former directors, officers, employees and agents. The above discussion of the Company's Amended and Restated Bylaws and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Corporate Bylaws and the Delaware Code.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.                      Incorporation of Documents by Reference

The Company hereby incorporates by reference the following documents filed with the Commission:

(a)	our Annual Report on Form 10-K for the fiscal year ended September 26, 2009, filed with the Commission on November 23, 2009;

(b)	our Current Report on Form 8-K filed with the Commission on December 3, 2009; and

(c)
the description of our Common Stock contained in the Company's Registration Statement on Form 8-A/A-3 filed with the Commission on November 21, 2003, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference in this prospectus all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Amended and Restated Bylaws of the Company provide that the Company shall indemnify and hold harmless any present or former officer or director or any officer or director who is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, from and against fines, judgments, penalties, amounts paid in settlement and reasonable expenses actually incurred by such person in connection with any suit to which they were or are made, or are threatened to be made, a party, or to which they are a witness without being named a party, if it is determined that he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 145 of the General Corporation Law of the State of Delaware ("Delaware Code"), the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any suit (other than a suit by or in the right of the Company) to which they are, or are threatened to be made, a party by reason of their serving in such positions, or is or was serving at the Company's request in such positions for another corporation, partnership, joint venture, trust or other enterprise, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the Delaware Code further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its present and former directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

According to the Amended and Restated Bylaws of the Company and Section 145 of the Delaware Code, the Company has the power to purchase and maintain insurance for its present and former directors, officers, employees and agents. The above discussion of the Company's Amended and Restated Bylaws and of Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Corporate Bylaws and the Delaware Code.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                      Exemption from Registration Claimed.

None.

Item 8.  Exhibits.

The following are filed as exhibits to this Registration Statement:

Exhibit No.                                Description

4.1	Certificate of Incorporation of the Company, as amended (incorporated by reference from Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended October 2, 2004).

4.2	Amended and Restated Corporate Bylaws of the Company (incorporated by reference from Exhibit 3.1 of the Company's Current Report on Form 8-K filed on December 4, 2007).

4.3	Specimen form of certificate representing $0.01 par value Common Stock.

5.1	Opinion of Baker & McKenzie LLP. *

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).*

24	Power of Attorney (included on the signature page of the Registration Statement).*

99.1
Amended and Restated Employment Agreement between the Company and Don Jackson dated January 27, 2008 (incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K filed on January 30, 2009).

_________________________
* filed herewith

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Pittsburg, State of Texas, on December 9, 2009.

PILGRIM'S PRIDE CORPORATION

By: /s/ Richard A. Cogdill Richard A. Cogdill Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard A. Cogdill his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of December 9, 2009.

Signature	Title	Date

/s/ Lonnie "Bo" Pilgrim	Chairman of the Board	December 9, 2009
Lonnie "Bo" Pilgrim

/s/ Don Jackson	President, Chief Executive Officer and Director	December 9, 2009
Don Jackson

/s/ Richard A. Cogdill	Chief Financial Officer, Secretary, Treasurer and	December 9, 2009
Richard A. Cogdill	Director
(Principal Financial and Accounting Officer)

/s/ Charles L. Black	Director	December 9, 2009
Charles L. Black

/s/ Linda Chavez	Director	December 9, 2009
Linda Chavez

/s/ S. Key Coker	Director	December 9, 2009
S. Key Coker

/s/ Keith W. Hughes	Director	December 9, 2009
Keith W. Hughes

/s/ Blake D. Lovette	Director	December 9, 2009
Blake D. Lovette

/s/ Vance C. Miller, Sr.	Director	December 9, 2009
Vance C. Miller, Sr.

/s/ Lonnie Ken Pilgrim	Director	December 9, 2009
Lonnie Ken Pilgrim

/s/ James G. Vetter, Jr.	Director	December 9, 2009
James G. Vetter, Jr.

/s/ Donald L. Wass, Ph.D.	Director	December 9, 2009
Donald L. Wass, Ph.D.

EXHIBIT INDEX

Exhibit No.                                Description

4.1	Certificate of Incorporation of the Company, as amended (incorporated by reference from Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended October 2, 2004).

4.2	Amended and Restated Corporate Bylaws of the Company (incorporated by reference from Exhibit 3.1 of the Company's Current Report on Form 8-K filed on December 4, 2007).

4.3	Specimen form of certificate representing $0.01 par value Common Stock.

5.1	Opinion of Baker & McKenzie LLP. *

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).*

24	Power of Attorney (included on the signature page of the Registration Statement).*

99.1
Amended and Restated Employment Agreement between the Company and Don Jackson dated January 27, 2008 (incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K filed on January 30, 2009).

________________________
* filed herewith

Exhibit 5.1

December 10, 2009

Pilgrim’s Pride Corporation
4845 US Highway 271 North
Pittsburg, Texas 75686-0093

Ladies and Gentlemen:

Pilgrim’s Pride Corporation (the "Company"), a Delaware corporation, has filed with the Securities and Exchange Commission (the "Commission") on the date hereof a registration statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act").  The Registration Statement covers 3,085,656  shares of the Company’s common stock, $0.01 par value per share (the "Securities"), issued to an executive of the Company pursuant to the amended and restated employment agreement between the Company and the executive dated January 27, 2009 (the "Agreement"), to be registered for resale by means of the Registration Statement, and any additional shares of the Company’s common stock as a result of stock dividend, stock split, recapitalization or other similar transaction.

We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.  In rendering this opinion, we have examined the Registration Statement, the prospectus attached thereto and originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents and records, including without limitation, the Order Authorizing Debtors To Enter Into Employment Agreement With Don Jackson, of the United States Bankruptcy Court for the Northern District of Texas Fort Worth Division (the "Order"), have received such representations from the officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below.

As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) the Order has not been modified or rescinded and is in full force and effect on the date hereof, (iv) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (v) each natural person signing any document reviewed by us had the legal capacity to do so,  and (vi) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity. This opinion further assumes compliance both in the past and in the future with the terms of the Agreement by the Company and the executive.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that upon issuance and delivery of the Securities in accordance with the applicable terms and conditions of the Agreement, and assuming no change in the applicable law or facts, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the corporate laws of the State of Delaware and the federal laws of United States of America, in each case, that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws, and we do not express any opinions as to the laws of any other jurisdiction.

This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect and to the facts as they presently exist and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts of which we become aware after the date hereof.

The opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  We hereby consent to the filing of this opinion as herein set forth as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Amended and Restated Employment Agreement Plan of Pilgrim’s Pride Corporation and to the incorporation by reference therein of our reports dated November 20, 2009, with respect to the consolidated financial statements and schedule of Pilgrim’s Pride Corporation and the effectiveness of internal control over financial reporting of Pilgrim’s Pride Corporation, included in its Annual Report (Form 10-K) for the fiscal year ended September 26, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
December 8, 2009